Exhibit 99.1

Artificial Intelligence Technology Solutions Files 8-K Detailing Commitment Not to Engage in a Reverse Stock Split of its Common Stock

Detroit, Michigan, January 6, 2022 — Artificial Intelligence Technology Solutions, Inc., (OTCPK:AITX), today filed a Form 8-K with the Securities and Exchange Commission that provides details on the company’s corporate charter amendment that has been filed with the Nevada Secretary of State. The charter amendment formalizes the company’s commitment not to engage in a reverse stock split of its Common Stock before January 1, 2024 unless the Company is uplisting the Company to NASDAQ or the NYSE.

“The AITX investor communities’ support of our growth, progress and success is remarkable and much appreciated. Although I’ve shared this exact statement about not planning any reverse stock splits on Twitter, weekly videos and other interactions, I’m happy to prove this beyond a doubt by locking it in with a corporate charter amendment and associated Form 8-K filing ,” said Steve Reinharz, CEO of AITX. “I will continue to balance the considerations of our clients, our retail investors, our team members, our dealers and our institutional investors to ensure we remain focused on our mission of building AITX into a powerhouse of human-aiding AI-enabled machines.”

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release other than statements of historical fact are “forward-looking statements” that are based on current expectations and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements, including, but not limited to, the following: the ability of Artificial Intelligence Technology Solutions to provide for its obligations, to provide working capital needs from operating revenues, to obtain additional financing needed for any future acquisitions, to meet competitive challenges and technological changes, to meet business and financial goals including projections and forecasts, and other risks. Artificial Intelligence Technology Solutions undertakes no duty to update any forward-looking statement(s) and/or to confirm the statement(s) to actual results or changes in Artificial Intelligence Technology Solutions expectations.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

Steve Reinharz

949-636-7060
@SteveReinharz

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